SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2007

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

331 East Evelyn Avenue
Mountain View, CA 94041

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (650) 962-4000

Check the appropriate box below if the form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement.

                On December 13, 2007, Conceptus, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Change of Control Agreement (the “Agreement”) with Kathryn A. Tunstall, the Company’s Chairman of the Board (“Tunstall”).  The Agreement amends and restates that certain change of control agreement between the Company and Tunstall, dated May 13, 1997.  A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

                Under the terms of the Agreement, if Tunstall’s employment with the Company is terminated in the following circumstances at any time within two years after a Change of Control (as defined in the Agreement and described below), then Tunstall shall be entitled to receive severance benefits as follows:

•                  Upon a voluntarily resignation or a termination for Cause (as defined in the Agreement), Tunstall shall not be entitled to receive severance payments; and

•                  Upon an Involuntary Termination (as defined in the Agreement), Tunstall shall be entitled to receive the following: (1) bi-weekly severance payments for 18 months following such termination (the “Severance Period”) at the salary rate which Tunstall was receiving at the time of such termination; (2) continuation of all of Tunstall’s health and life insurance benefits during the Severance Period; and (3) reimbursement for any additional health care premiums during or after the Severance Period and not already covered by clause (2), not to exceed $15,000.

                In addition, upon a Change of Control, each Company stock option or other equity award granted to Tunstall shall become fully vested and immediately exercisable.  Payments and benefits to be received by Tunstall pursuant to the Agreement are subject to reduction to the extent any such payments or benefits constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

                For purposes of the Agreement, a “Change of Control” means the occurrence of any of the following events:

(i)            Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board of Directors of the Company;

(ii)           A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)          A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of May 13, 1997 or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

                The Agreement terminates upon the earlier of the date on which Ms. Tunstall ceases to be employed as the Chairman of the Board of the Company, other than as a result of an Involuntary Termination by the Company, or two years after the occurrence of a Change of Control.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                On December 11, 2007, the Board of Directors of the Company amended and restated the Company’s Bylaws, as amended, to provide for, among other things, the following:

•                  shortening the notice period to hold a meeting of the board of directors from 48 hours to 24 hours;

•                  enabling the Company’s chief executive officer to call a special meeting of the stockholders of the Company;

•                  eliminating the provision whereby the Company can make loans to officers and employees of the Company;

•                  allowing for shares of the Company’s capital stock to be issued in uncertificated form, so that the Company is eligible for the Depository Trust Company’s Direct Registration System program, whereby stockholders can be registered directly on the books of the Company’s transfer agent without the need of a physical certificate to evidence the security ownership.

                A copy of the Amended and Restated Bylaws is attached hereto as Exhibit 3.2 and incorporated herein by reference. The foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text thereof.

Item 9.01  Financial Statements and Exhibits.

                (d)  Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Conceptus, Inc.

10.1	Amended and Restated Change of Control Agreement between Conceptus, Inc. and Kathryn Tunstall.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer
and Chief Financial Officer

Dated:  December 17, 2007

EXHIBIT INDEX

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Conceptus, Inc.

10.1	Amended and Restated Change of Control Agreement between Conceptus, Inc. and Kathryn Tunstall.